Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM SIGNS MEMORANDUM OF UNDERSTANDING FOR
ISCHEMIC STROKE PROGRAM IN CHINA

ROCKVILLE, Maryland, April 20, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced it has signed a Memorandum of Understanding with BaYi Brain Hospital in Beijing, China.  Under the agreement, BaYi Brain and Neuralstem will jointly prepare a clinical protocol for treatment of motor deficits due to ischemic stroke.

BaYi Brain will prepare the Mandarin version of the clinical trial documents and submit the documents to the Hospital’s Ethics Board for review and approval. Upon approval of the trial protocol by the Hospital’s Ethics Board, BaYi Brain then submit the documents to the Military Regulatory Agency for review and approval of the trial.  BaYi Brain will be the site of the trial, which Neuralstem will sponsor.

“The Chinese government has recently announced its desire to become a prominent player in the field of stem cell transplantation and regenerative medicine,” said Karl Johe Ph.D., Chairman and Neuralstem Chief Scientific Officer, who was in Beijing to sign the agreement. “We are honored and excited to begin this process at BaYi Brain  Hospital, one of the premier neurological hospitals in China.”

“The incidence of ischemic stroke in China is estimated to be at least 2.5 million people per year, with a roughly 70% survival rate. China has by far the world’s largest chronic stroke population. This enormous demonstrated need is one reason that we founded our wholly-owned subsidiary, Neuralstem China, in 2010,” said Richard Garr, Neuralstem’s President & CEO.

About Neuralstem China

Founded in 2010, Neuralstem China (Suzhou Sun-Now Biopharmaceutical Co. Ltd.) is a wholly-owned subsidiary of Neuralstem, Inc., headquartered in Suzhou, roughly one hundred miles west of Shanghai. Neuralstem China has constructed a clinical-grade manufacturing space, and has obtained the license required by the Chinese government for doing business in China.  Neuralstem’s mission in China is to bring its world-leading neural stem cell technology to China to address the unmet medical needs of tens of millions of patients suffering from diseases of, and injuries to, the central nervous system (CNS).

Neuralstem China intends to move its best-in-class stem cell therapeutics through Chinese clinical and regulatory pathways, harmonizing a Western style of discipline and care with existing traditions and the commercialization culture. China has many different regulatory paths to commercialization. Neuralstem’s product advancement strategy is to pursue each path simultaneously.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced a FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010.

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